C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com
FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2021 Third Quarter Results
MINNEAPOLIS, MN, October 26, 2021 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended September 30, 2021.
Third Quarter Key Metrics:
•Total revenues increased 48.3% to $6.3 billion
•Gross profits increased 43.5% to $839.0 million
•Adjusted gross profits(1) increased 43.3% to $844.2 million
•Income from operations increased 84.7% to $310.8 million
•Adjusted operating margin(1) increased 820 basis points to 36.8%
•Diluted earnings per share (EPS) increased 85.0% to $1.85
•Cash used by operations improved by $95.1 million to $73.5 million
(1) Adjusted gross profits and adjusted operating margin are Non-GAAP financial measures. The same factors described in this release that impacted these Non-GAAP measures also impacted the comparable GAAP measures. Refer to page 10 for further discussion and a GAAP to Non-GAAP reconciliation.

"The third quarter was another quarter of progress and strong execution, resulting in record quarterly financial results," said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson. "The trajectory of our business is heading in the right direction as we continue to leverage our tech-plus strategy to help customers navigate through an extremely challenging and capacity-constrained environment, which we expect to continue. Demand for our global suite of services and for the benefit of our powerful technology platform continues to be strong, and digitalization continues to take hold and be engrained in an increasing percentage of our business."

Summary of Third Quarter Results Compared to the Third Quarter of 2020
•Total revenues increased 48.3% to $6.3 billion, driven primarily by higher pricing and higher volume across most of our services.
•Gross profits increased 43.5% to $839.0 million. Adjusted gross profits increased 43.3% to $844.2 million, primarily driven by higher adjusted gross profit per transaction and higher volume across most of our services.
•Operating expenses increased 26.7% to $533.4 million. Personnel expenses increased 32.0% to $399.9 million, primarily due to higher incentive compensation costs and also due to the benefit realized in the third quarter of 2020 from our short-term, pandemic-related cost reductions. Average headcount increased 7.1%. Selling, general and administrative ("SG&A") expenses of $133.5 million increased 13.0%, primarily due to the benefit realized in the third quarter of 2020 from our short-term, pandemic-related cost reductions.
•Income from operations totaled $310.8 million, up 84.7% due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin of 36.8% increased 820 basis points.
•Interest and other expenses totaled $16.7 million, consisting primarily of $13.1 million of interest expense, which increased $1.2 million versus last year due to a higher average debt balance. The third quarter also included a $3.8 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 16.0% compared to 15.1% in the third quarter last year. The rate increase was due primarily to a lower tax benefit related to stock-based compensation.
•Net income totaled $247.1 million, up 81.0% from a year ago. Diluted EPS of $1.85 increased 85.0%.

Summary of Year-to-Date Results Compared to the Same Period in 2020

•Total revenues increased 42.4% to $16.6 billion, driven primarily by higher pricing and higher volume across most of our services.
•Gross profits increased 29.6% to $2.3 billion. Adjusted gross profits increased 29.6% to $2.3 billion, primarily driven by higher adjusted gross profit per transaction and higher volume across most of our services.
•Operating expenses increased 15.0% to $1.5 billion. Personnel expenses increased 20.4% to $1.1 billion, primarily due to higher incentive compensation costs and also due to the benefit realized in 2020 from our short-term, pandemic-related cost reduction initiatives. SG&A expenses increased 1.6% to $377.4 million, primarily due to increases in purchased services and warehouse expenses, partially offset by lower credit losses, amortization and travel expenses.
•Income from operations totaled $794.7 million, up 70.4% from last year, primarily due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin of 34.6% increased 830 basis points.
•Interest and other expenses totaled $41.4 million, which primarily consists of $38.0 million of interest expense, which increased $1.4 million versus last year due to a higher average debt balance. The nine-month period also included an $8.6 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses. These expenses were partially offset by a $2.9 million local government subsidy in Asia for achieving specified performance criteria that was almost entirely offset by a reduction in foreign tax credits within the provision for income taxes.
•The effective tax rate for the nine months was 18.5% compared to 17.3% in the year-ago period. The rate increase was due primarily to a lower tax benefit related to stock-based compensation.
•Net income totaled $614.1 million, up 71.3% from a year ago. Diluted EPS of $4.56 increased 73.4%.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% change	2021	2020	% change
Total revenues	$3,814,988	$2,923,842	30.5%	$10,611,892	$8,222,879	29.1%
Adjusted gross profits(1)	460,149	367,943	25.1%	1,317,853	1,120,277	17.6%
Income from operations	149,035	122,526	21.6%	436,911	357,898	22.1%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for C.H. Robinson's NAST segment totaled $3.8 billion, an increase of 30.5% over the prior year, primarily driven by higher truckload and less-than truckload ("LTL") pricing and an increase in truckload shipments. NAST adjusted gross profits increased 25.1% in the quarter to $460.1 million. Adjusted gross profits in truckload increased 36.5% due to a 30.0% increase in adjusted gross profit per load and a 4.5% increase in shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 27.0% in the quarter, while truckload linehaul cost per mile, excluding fuel surcharges, increased approximately 26.0%. LTL adjusted gross profits increased 11.5% versus the year-ago period, as adjusted gross profit per order increased 10.5% and LTL volumes grew 1.0%. NAST overall volume growth was approximately 2.5%. Operating expenses increased 26.8% primarily due to higher incentive compensation and also due to the benefit realized in 2020 from our short-term, pandemic-related cost reduction initiatives. Income from operations increased 21.6% to $149.0 million, and adjusted operating margin declined 90 basis points to 32.4%. NAST average headcount was up 0.9% in the quarter.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% change	2021	2020	% change
Total revenues	$1,978,901	$831,957	137.9%	$4,585,734	$2,070,161	121.5%
Adjusted gross profits(1)	310,898	157,657	97.2%	763,952	448,931	70.2%
Income from operations	165,155	46,299	256.7%	363,956	117,033	211.0%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the Global Forwarding segment increased 137.9% to $2.0 billion, primarily driven by higher pricing and higher volume in both our ocean and air services, reflecting the strong demand environment, market share gains and strained capacity. Adjusted gross profits increased 97.2% in the quarter to $310.9 million. Ocean adjusted gross profits increased 141.7%, driven by a 116.5% increase in adjusted gross profit per shipment and a 12.0% increase in volumes. Adjusted gross profits in air increased 76.2% driven by a 50.5% increase in metric tons shipped and a 17.0% increase in adjusted gross profit per metric ton. Customs adjusted gross profits increased 13.4%, primarily driven by a 10.5% increase in transaction volume. Operating expenses increased 30.9%, primarily driven by increased salaries, technology and incentive compensation expenses and partially offset by lower amortization expense. Third quarter average headcount increased 12.2%. Income from operations increased 256.7% to $165.2 million, and adjusted operating margin expanded 2,370 basis points to 53.1% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% change	2021	2020	% change
Total revenues	$469,806	$469,001	0.2%	$1,402,664	$1,364,614	2.8%
Adjusted gross profits(1):
Robinson Fresh	$26,651	$24,449	9.0%	$81,539	$82,109	(0.7)%
Managed Services	26,720	24,060	11.1%	78,510	70,090	12.0%
Other Surface Transportation	19,774	15,164	30.4%	53,894	50,272	7.2%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter Robinson Fresh adjusted gross profits increased 9.0% to $26.7 million, due to an increase in adjusted gross profit per case and a 2.5% increase in case volume. Managed Services adjusted gross profits increased 11.1% in the quarter, primarily due to a 12.5% increase in volume. Other Surface Transportation adjusted gross profits increased 30.4% to $19.8 million, primarily due to a 31.6% increase in Europe truckload adjusted gross profits, with the acquisition of Combinex Holding B.V. contributing 13.5 percentage points of growth to truckload adjusted gross profits.

Other Income Statement Items
The third quarter effective tax rate was 16.0%, up from 15.1% last year, but lower than our expectations, primarily due to a favorable mix of foreign earnings and U.S. tax incentives. We now expect our 2021 full-year effective tax rate to be 18% to 19% compared to our prior estimate of 20% to 22%.
Interest and other expenses totaled $16.7 million, consisting primarily of $13.1 million of interest expense, which increased $1.2 million versus last year due to a higher average debt balance. The third quarter also included a $3.8 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses.
Diluted weighted average shares outstanding in the quarter were down 2.7% due primarily to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash used by operations totaled $73.5 million in the third quarter, compared to $168.6 million of cash used in the third quarter of 2020. The $95.1 million improvement in cash flow was driven primarily by an improvement in net income, partially offset by an increase in operating working capital in the third quarter of 2021. Sequentially, operating working capital increased by $411.8 million or 26.7% in the third quarter of 2021, compared to a sequential increase of 12.7% in total adjusted gross profits.
In the third quarter of 2021, $237.2 million of cash was returned to shareholders, with $168.1 million in total repurchases of common stock and $69.2 million in cash dividends.
Capital expenditures totaled $22.7 million in the quarter. We now expect 2021 capital expenditures, which are driven by technology-related investments, to be $70 million to $80 million.

Outlook
"Our strong financial results demonstrate that our integrated services model is working. Given the current structural constraints around expansion of supply, coupled with continued strong demand as we head into the holiday season, we expect capacity to remain tight and to perform well in that environment," Biesterfeld stated. "We’ll continue to leverage the strength of our diversified non-asset-based business model that delivers strong returns on invested capital. We'll stay the course with our strategy of pursuing market share gains that align with our profitability expectations, and we'll continue to invest back into the business, in order to drive innovation, improve service to our customers and carriers, and drive growth across our global suite of modes and services."

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $26 billion in freight under management and 19 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 105,000 customers and 73,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Third Quarter 2021 Earnings Conference Call
Tuesday, October 26, 2021; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% change	2021	2020	% change
Adjusted gross profits(1):
Transportation
Truckload	$333,067	$251,072	32.7%	$941,117	$794,364	18.5%
LTL	132,482	118,561	11.7%	383,903	339,426	13.1%
Ocean	214,926	88,927	141.7%	501,422	237,682	111.0%
Air	60,552	34,977	73.1%	159,503	115,720	37.8%
Customs	25,466	22,464	13.4%	75,201	63,118	19.1%
Other logistics services	53,018	50,329	5.3%	158,450	144,046	10.0%
Total transportation	819,511	566,330	44.7%	2,219,596	1,694,356	31.0%
Sourcing	24,681	22,943	7.6%	76,152	77,323	(1.5)%
Total adjusted gross profits	$844,192	$589,273	43.3%	$2,295,748	$1,771,679	29.6%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% change	2021	2020	% change
Revenues:
Transportation	$5,999,901	$3,944,981	52.1%	$15,800,576	$10,835,710	45.8%
Sourcing	263,794	279,819	(5.7)%	799,714	821,944	(2.7)%
Total revenues	6,263,695	4,224,800	48.3%	16,600,290	11,657,654	42.4%
Costs and expenses:
Purchased transportation and related services	5,180,390	3,378,651	53.3%	13,580,980	9,141,354	48.6%
Purchased products sourced for resale	239,113	256,876	(6.9)%	723,562	744,621	(2.8)%
Direct internally developed software amortization	5,152	4,388	17.4%	14,601	12,124	20.4%
Total direct expenses	5,424,655	3,639,915	49.0%	14,319,143	9,898,099	44.7%
Gross profit	$839,040	$584,885	43.5%	$2,281,147	$1,759,555	29.6%
Plus: Direct internally developed software amortization	5,152	4,388	17.4%	14,601	12,124	20.4%
Adjusted gross profit	$844,192	$589,273	43.3%	$2,295,748	$1,771,679	29.6%

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% change	2021	2020	% change

Total revenues	$6,263,695	$4,224,800	48.3%	$16,600,290	$11,657,654	42.4%
Operating income	310,769	168,239	84.7%	794,702	466,466	70.4%
Operating margin	5.0%	4.0%	100 bps	4.8%	4.0%	80 bps

Adjusted gross profit	$844,192	$589,273	43.3%	$2,295,748	$1,771,679	29.6%
Operating income	310,769	168,239	84.7%	794,702	466,466	70.4%
Adjusted operating margin	36.8%	28.6%	820 bps	34.6%	26.3%	830 bps

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2021	2020	% change	2021	2020	% change

Revenues:
Transportation	$5,999,901	$3,944,981	52.1%	$15,800,576	$10,835,710	45.8%
Sourcing	263,794	279,819	(5.7)%	799,714	821,944	(2.7)%
Total revenues	6,263,695	4,224,800	48.3%	16,600,290	11,657,654	42.4%
Costs and expenses:
Purchased transportation and related services	5,180,390	3,378,651	53.3%	13,580,980	9,141,354	48.6%
Purchased products sourced for resale	239,113	256,876	(6.9)%	723,562	744,621	(2.8)%
Personnel expenses	399,880	302,904	32.0%	1,123,616	933,607	20.4%
Other selling, general, and administrative expenses	133,543	118,130	13.0%	377,430	371,606	1.6%
Total costs and expenses	5,952,926	4,056,561	46.7%	15,805,588	11,191,188	41.2%
Income from operations	310,769	168,239	84.7%	794,702	466,466	70.4%
Interest and other expense	(16,662)	(7,465)	123.2%	(41,419)	(32,904)	25.9%
Income before provision for income taxes	294,107	160,774	82.9%	753,283	433,562	73.7%
Provision for income taxes	47,054	24,245	94.1%	139,136	74,948	85.6%
Net income	$247,053	$136,529	81.0%	$614,147	$358,614	71.3%

Net income per share (basic)	$1.87	$1.01	85.1%	$4.61	$2.65	74.0%
Net income per share (diluted)	$1.85	$1.00	85.0%	$4.56	$2.63	73.4%

Weighted average shares outstanding (basic)	131,845	135,671	(2.8)%	133,201	135,385	(1.6)%
Weighted average shares outstanding (diluted)	133,436	137,128	(2.7)%	134,661	136,137	(1.1)%

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2021
Total revenues	$3,814,988	$1,978,901	$469,806	$6,263,695
Adjusted gross profits(1)	460,149	310,898	73,145	844,192
Income (loss) from operations	149,035	165,155	(3,421)	310,769
Depreciation and amortization	6,620	5,427	10,359	22,406
Total assets (2)	3,437,461	2,438,106	727,039	6,602,606
Average headcount	6,764	5,167	4,037	15,968

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2020
Total revenues	$2,923,842	$831,957	$469,001	$4,224,800
Adjusted gross profits(1)	367,943	157,657	63,673	589,273
Income (loss) from operations	122,526	46,299	(586)	168,239
Depreciation and amortization	7,095	9,385	10,436	26,916
Total assets (2)	3,041,974	1,148,118	884,746	5,074,838
Average headcount	6,702	4,607	3,595	14,904
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2021
Total revenues	$10,611,892	$4,585,734	$1,402,664	$16,600,290
Adjusted gross profits(1)	1,317,853	763,952	213,943	2,295,748
Income (loss) from operations	436,911	363,956	(6,165)	794,702
Depreciation and amortization	19,779	17,352	31,490	68,621
Total assets (2)	3,437,461	2,438,106	727,039	6,602,606
Average headcount	6,650	4,951	3,881	15,482

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2020
Total revenues	$8,222,879	$2,070,161	$1,364,614	$11,657,654
Adjusted gross profits(1)	1,120,277	448,931	202,471	1,771,679
Income (loss) from operations	357,898	117,033	(8,465)	466,466
Depreciation and amortization	19,550	27,740	29,777	77,067
Total assets (2)	3,041,974	1,148,118	884,746	5,074,838
Average headcount	6,870	4,716	3,591	15,177

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2)All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$202,649	$243,796
Receivables, net of allowance for credit loss	3,721,571	2,449,577
Contract assets, net of allowance for credit loss	416,971	197,176
Prepaid expenses and other	89,472	51,152
Total current assets	4,430,663	2,941,701

Property and equipment, net of accumulated depreciation and amortization	177,418	178,949
Right-of-use lease assets	297,249	319,785
Intangible and other assets, net of accumulated amortization	1,697,276	1,703,823
Total assets	$6,602,606	$5,144,258

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,864,189	$1,283,364
Accrued expenses:
Compensation	173,353	138,460
Transportation expense	319,154	153,574
Income taxes	39,276	43,700
Other accrued liabilities	157,251	154,460
Current lease liabilities	66,470	66,174
Current portion of debt	632,000	—
Total current liabilities	3,251,693	1,839,732

Long-term debt	1,093,950	1,093,301
Noncurrent lease liabilities	245,902	268,572
Noncurrent income taxes payable	25,449	26,015
Deferred tax liabilities	20,259	22,182
Other long-term liabilities	14,553	14,523
Total liabilities	4,651,806	3,264,325

Total stockholders’ investment	1,950,800	1,879,933
Total liabilities and stockholders’ investment	$6,602,606	$5,144,258

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net income	$614,147	$358,614
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	68,621	77,067
Provision for credit losses	3,979	12,701
Stock-based compensation	93,962	33,127
Deferred income taxes	(11,683)	(9,468)
Excess tax benefit on stock-based compensation	(10,830)	(17,127)
Other operating activities	1,384	13,104
Changes in operating elements, net of acquisitions:
Receivables	(1,290,485)	(367,538)
Contract assets	(220,889)	(56,131)
Prepaid expenses and other	(38,525)	12,331
Accounts payable and outstanding checks	595,036	186,755
Accrued compensation	35,413	16,458
Accrued transportation expenses	165,580	46,396
Accrued income taxes	6,400	17,125
Other accrued liabilities	4,947	8,907
Other assets and liabilities	2,043	4,728
Net cash provided by operating activities	19,100	337,049

Investing activities:
Purchases of property and equipment	(26,503)	(17,446)
Purchases and development of software	(26,062)	(22,815)
Acquisitions, net of cash acquired	(14,749)	(223,230)
Other investing activities	—	5,525
Net cash used for investing activities	(67,314)	(257,966)

Financing activities:
Proceeds from stock issued for employee benefit plans	43,183	100,542
Total repurchases of common stock	(454,047)	(85,098)
Cash dividends	(208,926)	(207,428)
Payments on long-term borrowings	(2,048)	—
Proceeds from short-term borrowings	2,768,000	1,043,600
Payments on short-term borrowings	(2,136,251)	(1,126,600)
Net cash used for financing activities	9,911	(274,984)
Effect of exchange rates on cash	(2,844)	612

Net change in cash and cash equivalents	(41,147)	(195,289)
Cash and cash equivalents, beginning of period	243,796	447,858
Cash and cash equivalents, end of period	$202,649	$252,569

	As of September 30,
Operational Data:	2021	2020
Employees	16,231	14,695

Source: C.H. Robinson
CHRW-IR